 Exhibit 99.1

Press Release

Vuzix Reports 4Q and Full Year 2023 Results

ROCHESTER, N.Y., April 15, 2024 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its fourth quarter and full year financial results for the year ended December 31, 2023.

“In 2023, Vuzix made important advancements in our product development, core technologies and manufacturing, all of which uniquely position Vuzix to play an important role in the expected to become multibillion dollar AR smart glasses market,” said Paul Travers, President and CEO of Vuzix. “We have also completed the expansion of our waveguide manufacturing capabilities and moved equipment into a dedicated manufacturing space. At the same time, we’ve expanded our know-how and capabilities to make waveguides with virtually no forward eye glow and integrating wearer eye-correction prescriptions. On the microLED display side, Atomistic is making steady progress and has delivered against multiple key milestones.”

"2023 did not deliver on our expected revenue growth largely due to the timing of the AR enterprise industry adoption curve, which has taken longer to develop, much like other leading-edge technologies,” said Mr. Travers. “That said, 2023 was a year of both expanding and deepening relationships within the enterprise, consumer and defense markets, as an increasing number of both existing and potential new customers embrace the unique competitiveness of our solutions.”

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the fourth quarters and years ended December 31, 2023 and 2022, respectively. Readers should refer to Vuzix’ Form 10-K for the year ended December 31, 2023 for additional information as well as disclosure of important risk factors:

	Three Months Ended December 31 (unaudited – in 000s)		Twelve Months Ended December 31 (audited – in 000s)
	2023	2022	2023	2022

Sales:
Sales of Products	$772	$2,566	$10,760	$10,506
Sales of Engineering Services	295	332	1,369	1,330
Total Sales	1,067	2,898	12,129	11,836
Cost of Products and Eng. Services	5,312	3,024	14,764	10,353
Gross (Loss) Profit	(4,246)	(126)	(2,635)	1,483

Operating Expenses:
Research and Development	3,521	3,136	12,340	12,677
Selling and Marketing	4,830	2,183	12,712	8,078
General and Administrative	4,733	5,731	18,592	21,039
Depreciation and Amortization	948	640	3,844	1,789
Loss on Goodwill and Other Intangible Asset Impairment	2,137	-	2,137	-
Loss on Fixed Asset Disposal	-	35	-	35
Impairment of Patents and Trademarks	-	-	42	98
Loss from Operations	(20,415)	(11,851)	(52,302)	(42,232)

Total Other Income (Expense)	534	1,093	2,152	1,469

Net Loss	$(19,881)	$(10,758)	$(50,149)	$(40,764)
Loss per Share	$(0.32)	$(0.17)	$(0.79)	$(0.64)

Full Year 2023 Financial Results

For the full year ended December 31, 2023, total revenues were $12.1 million, an increase of 2% over the comparable period in 2022. The increase in revenues for the year was due to higher sales of smart glasses. Sales of engineering services for the year ended December 31, 2023, were modestly higher at $1.4 million as compared to $1.3 million in the same period of 2022.

There was an overall gross loss of $2.6 million for the full year ended December 31, 2023 as compared to overall gross profit of $1.5 million or 13% as a percent of total revenues for the same period in 2022. Included in Total Cost of Sales for 2023 were inventory write-down and obsolescence provisions totaling $4.4 million, as compared to provisions of $0.3 million for the 2022 year.

Research and Development expense was $12.3 million for the year ended December 31, 2023 compared to $12.7 million for the comparable 2022 period, a decrease of 3% largely due to a $0.9 million reduction in external development expenses and consultant expenses.

Selling and Marketing expense was $12.7 million for the year ended December 31, 2023 compared to $8.1 million for the comparable 2022 period, an increase of 57% that was largely due to a $2.1 million increase in salary, commissions and benefits related expenses driven by headcount increases and a reserve allowance for potential bad debts of $1.6 million.

General and Administrative expense was $18.6 million for the full year ended December 31, 2023 compared to $21.0 million for the comparable 2022 period, a decrease of 12%. The decrease was largely due to a $3.1 million decline in non-cash stock-based compensation.

The net loss for the full year ending December 31, 2023 was $50.1 million or $0.79 cents per share versus a net loss of $40.8 million or $0.64 for the same period in 2022.

Net cash flows used in operating activities for 2023 was $26.3 million as compared to the prior year’s total of $24.5 million.

As of December 31, 2023, the Company maintained cash and cash equivalents of $26.6 million and an overall working capital position of $36.3 million.

Management Outlook

“Our overall outlook for 2024 remains positive.  We have a good book of business with identified opportunities, representing large potential deals and cornerstone customers for our enterprise products.  And on the OEM side of our business, we expect to enter into several new projects with new and existing defense and consumer product-focused customers over the course of the year. At the same time, we remain vigilant in our actions to lower our operating costs, extend our operational runway and improve our enterprise product margins," said Mr. Travers.

“We expect our red-green-blue (RGB) microLED development progress with Atomistic to accelerate over the coming year with their increased production of test samples and refinements of initial designs. We have started to engage with potential customers and development partners ranging from US and international defense organizations to a number of well-known brands and OEM supply companies. The feedback has been very positive thus far, with nearly all parties intently interested in seeing and potentially supporting Atomistic/Vuzix practical solution for MicroLEDs with high brightness, high efficiency and high contrast that should be clearly scalable and cost effective,” concluded Mr. Travers.

Conference Call Information

Date: Monday, April 15, 2024

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Snq0CUwy

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss business, operational and financial highlights for the fourth quarter and full year ended December 31, 2023.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on April 15, 2024, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13745915.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 375 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; Munich, Germany; and Kyoto and Tokyo, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, Atomistic MicroLED development, capabilities, and further development timelines, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com